Exhibit 10.9

BOARD OF DIRECTORS

Resolutions

Whereas, the Board of Directors of the Corporation has determined that it is in the best interest of the Corporation to implement a policy providing Senior Executive Officers of the Corporation and its wholly-owned subsidiary, Republic First Bank (the “Bank”), with a right to terminate employment with the Corporation and the Bank and receive severance upon the occurrence of certain defined changes in control of the Corporation.

Now, therefore, it is resolved:

From and after January 1, 1999, all “Senior Executive Officers”, except as otherwise set forth in an employment contract, of the Corporation and the Bank shall have a right to terminate their employment with the Corporation and the Bank and receive a severance payment upon the occurrence of a “Change in Control” of the Corporation (as such terms are defined below); provided, however, that to the extent any Senior Executive Officer’s employment by the Corporation or the Bank is pursuant to an employment agreement that explicitly covers the subject matter hereof, the terms and conditions of that employment agreement shall control.

1.	Senior Executive Officer shall mean Executive Vice Presidents, Senior Vice Presidents, and Vice Chairman, Commercial Lending.

2.	Unless approved by the majority of the Incumbent Board, a Change of Control of the Corporation shall have occurred if:

(a) (i) the “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities representing more than thirty-five percent (35%) of the combined voting power of the then outstanding voting securities of the Corporation entitles to vote generally in the elections of directors of the Corporation (the “Voting Securities”) is acquired by a person, entity, or group of persons or entities other than any (a) trustee or other fiduciary holding securities under any employee benefit plan of the Corporation or (b) corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation);

(ii) the direct or indirect beneficial ownership (as defined in Rule 13d-3) of fifty percent (50%) or more of the Voting Securities of the Corporation is acquired by any bank or bank holding company or any entity, person or group of persons or entities controlled by, controlling or under common control with a bank or bank holding company;

(b) individuals who, as of January 1, 1999, constitute the Board of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least fifty percent (50%) of the Board; provided, however, that any individual becoming a director subsequent to January 1, 1999 whose nomination for election by the Corporation’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than one nominated by the Board;

(c) the Corporation is a party to a merger, consolidation, reorganization, or other form of business combination, or a sale or other disposition of all or substantially all of the assets of the Corporation; provided, however, that a merger or consolidation effected to implement a recapitalization of Corporation (or similar transaction) in which no person acquires more than ten percent of the combined voting power of Corporation’s then outstanding securities shall not constitute a Change in Control; or

(d) shareholders of the Corporation adopt a plan of complete or substantial liquidation or dissolution of the Corporation or an agreement providing for the distribution of all or substantially all of its assets.

3. In the event of a “Change of Control” of the Corporation, Senior Executive Officers of the Corporation and the Bank shall have the right, for a period of ninety (90) days following the date the Change of Control occurs, to terminate their employment by sending written notice to such effect to the Corporation and/or the Bank, as the case may be. A termination under this paragraph shall be effective ten (10) days after the mailing of such notice to the Corporation and/or the Bank, as the case may be. If a Senior Executive Officer terminates his or her employment as a result of a Change in Control, each such Officer shall be entitled to a severance payment equal to the two times Officer’s base annual salary for the preceding fiscal year to be paid within fifteen (15) days of such termination and all Stock Options previously granted to such Officer shall become fully vested on the date of such termination.